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                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549


                                   FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.



                                               Commission File Number 0-18806
                                                                      ----------
                                   DMX Inc
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            (Exact name of registrant as specified in its charter)

                          11400 West Olympic Boulevard
                          Suite 1100
                          Los Angeles, CA  90064-1507
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 (ADDRESS, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
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           (Title of each class of securities covered by this Form)

                                     N/A
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6             [X]
          Rule 12h-3(b)(1)(i)     [X]


     Approximate number of holders of record as of the certification or notice
date:    1
      ------------------


     Pursuant to the requirements of the Securities Exchange Act of 1934 TCI Music, Inc. (successor to DMX Inc. pursuant to Rules 12g-3 and 12g-4 of the Securities Exchange Act of 1934) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 16, 1997              BY: /s/ STEPHEN M. BRETT
     -------------------            --------------------------------------------
                                 Name: Stephen M. Brett
                                 Title: Vice President